AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2016

Registration Statement File No. 333-190819

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-190819

UNDER

THE SECURITIES ACT OF 1933

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	25-1854385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Douglas E. Giordano

President and Treasurer

Anacor Pharmaceuticals, Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David K. Lam, Esq.

Alison Z. Preiss, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Anacor Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-190819), filed with the SEC on August 26, 2013, registering an indeterminate amount of the Registrant’s (i) common stock, par value $0.001 per share, (ii) preferred stock, par value $0.001 per share, (iii) debt securities and (iv) warrants, which may be sold from time to time, either individually or in combination with other securities, in one or more offerings up to a total aggregate amount of $50,000,000.

On June 24, 2016, pursuant to an Agreement and Plan of Merger, dated as of May 14, 2016 (the “Merger Agreement”), by and among the Registrant, Pfizer Inc., a Delaware corporation (“Pfizer”), and Quattro Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Pfizer (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Pfizer (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all such securities of the Registrant registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 24, 2016.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Douglas E. Giordano

Name:	Douglas E. Giordano
Title:	President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.